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                                                        Exhibit 11
                  CERIDIAN CORPORATION AND SUBSIDIARIES
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
    (Amounts in thousands, except per
    share data)                            Year Ended December 31
                                            1994           1993          1992


    Net earnings (loss) applicable to
      common stockholders - primary    $   65,626     $ (30,676)   $ (392,800)
     Discontinued operations                                         (321,600)
     Extraordinary loss                                  (8,400)
     Change in accounting (FAS 106)                                   (41,800)
    Earnings (Loss) from continuing
      operations                          65,626        (22,276)      (29,400)
    Restore dividends on convertible
      preferred stock (a)                 12,980            325
    Restore interest expense on
      convertible debentures (a) (b)                                   13,900
    Net earnings (loss) for fully
      diluted earnings per share       $  78,606     $  (21,951)   $  (15,500)
    Weighted average common shares
      outstanding                         44,504         43,131        42,617
    Common share equivalents from stock
      options (c)                          1,361
    Weighted average common shares and
      equivalents outstanding - primary   45,865         43,131        42,617
    Shares issuable assuming conversion
      of preferred stock (a)              10,384            260
    Shares issuable assuming
      conversion of debentures (a)                                      6,794
    Weighted average common shares and
      equivalents outstanding - adjusted
      for full dilution                   56,249         43,391        49,411

    Primary earnings (loss) per share
      Continuing operations            $    1.43     $    (0.52)   $    (0.69)
      Discontinued operations                                           (7.55)
      Extraordinary loss                                  (0.19)
      Change in accounting (FAS 106)                                    (0.98)

    Total                              $    1.43     $    (0.71)   $    (9.22)

    Fully diluted earnings (loss) per
      share (c)                        $    1.40     $    (0.51)   $    (0.31)


    (a) Convertible preferred stock issued and convertible debentures redeemed in December 1993.
    (b)  Net of income tax effect which is nil.
    (c) Common stock equivalents and shares issuable assuming conversion of convertible debentures not reported in 1993 and 1992 because the result is anti-dilutive or additional dilution is less than 3% as prescribed by APBO No. 15. This calculation is submitted in accordance with Regulation S-X item 601(b)(11).
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